Exhibit 10.50
TRANSITION AGREEMENT
     TRANSITION AGREEMENT (this “Agreement”) made and entered into by and between Biogen Idec Inc. (the “Company”) and James C. Mullen (the “Executive”), dated as of January 4, 2010.
     WHEREAS, the Executive has been employed as President and Chief Executive Officer of the Company and has served as a member of the Company’s Board of Directors pursuant to a written agreement originally dated June 20,2003 (as amended, the “Employment Agreement”); and
     WHEREAS, the Executive and the Company have mutually determined that it is an appropriate time for the Company to transition to a new President and Chief Executive Officer and therefore wish to set forth clearly the terms of such transition;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:
1.	Dates.
     (a) For purposes of this Agreement, the “Transition Date” shall be such date designated by the Board of Directors of the Company (the “Board), by notice to the Executive.
     (b) For purposes of this Agreement, the “Separation Date” shall be June 8, 2010 or such earlier date as the Executive’s employment with the Company terminates due to Executive’s death or disability or termination by the Company for any reason. If the Transition Date does not occur prior to the Separation Date, then references herein to the Transition Date shall be deemed to be references to the Separation Date, where the context so requires.
2.	Resignation. The Executive hereby resigns (a) his position as President and Chief Executive Officer of the Company, effective as of the Transition Date and (b) his employment with the Company, effective as of the Separation Date. The Executive further agrees that he will resign from the Board upon the formal request of the Board at any time following the Transition Date. The Executive shall not stand for reelection to the Board.

3.	Continuation Period. The period from the date hereof through the Transition Date shall be referred to as the “Continuation Period”. During the Continuation Period, the Executive shall continue to serve as the Company’s President and Chief Executive Officer and, until the end of his current Board term, as a member of the Board, and shall have such duties and responsibilities as provided in Section 2 of the Employment Agreement. Notwithstanding the foregoing, it is understood and agreed that following the public disclosure by the Company of the existence of this Agreement, the Executive will be allowed (i) to devote working time to career-related matters, including communicating with prospective employers and/or boards regarding potential future opportunities, provided doing so does not materially interfere with his performance of his duties and responsibilities hereunder and (ii) to join the board of directors or other governing body of one or more other entities so long as the Executive’s membership thereon does not violate Section 6 of the Employment Agreement.
4.	Transition Period.
     (a) The period (if any) from the Transition Date through the Separation Date shall be referred to as the “Transition Period.” During the Transition Period, the Executive shall continue as a Company employee as Special Advisor to the Company.
     (b) During the Transition Period, the Executive may be assigned such projects and tasks as are reasonably related to, and consistent with his former position as, President and Chief Executive Officer of the Company.
5.	Compensation and Benefits Through the Separation Date.
     (a) From the date hereof through June 8, 2010, the Company shall continue to pay the Executive his base salary at the rate in effect immediately prior to the date hereof at the rate of $1,200,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.
     (b) From the date hereof through June 8, 2010, the Executive shall be entitled to continue to participate in any and all employee benefit plans of the Company in which he was participating immediately prior to the date hereof and, as of the Separation Date, (i) all matching credits for contributions with respect to periods through June 8, 2010 will be credited to the Executive’s accounts (notwithstanding the ordinary crediting schedule applicable to such plans) and (ii) all such benefits (including matching credits) shall be fully vested. Exhibit A sets forth a list of certain of the Executive’s benefits as of December 28, 2009.
     (c) The Executive shall be paid an annual bonus with respect to 2009 in an amount not less than the product of his 2009 annual bonus target (125% of base salary) and the corporate multiplier (to be determined by the Compensation Committee of the Board based on performance metrics previously established in 2009 consistent with the determination made for the Company’s other executive officers). Such annual bonus will be paid at the time bonus awards with respect to 2009 are paid to the Company’s other executive officers, but prior to March 15, 2010.
     (d) Subject to the provisions of Section 11(c), no later than the later of June 8, 2010 and ten business days following the Separation Date, the Executive shall be paid a pro-rata bonus with respect to 2010 based on his Base Salary and an annual bonus target of 125% of the Base Salary, pro-rated for the portion of calendar year 2010 that precedes June 8, 2010.

     (e) The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities, in accordance with the applicable reimbursement policy of the Company.
     (f) Until the Transition Date, the Executive shall retain his current office location in the Company’s offices and shall maintain the same level of administrative support and services as are being provided as of the date hereof. Between the Transition Date and the Separation Date, the Executive shall be provided an office and a level of administrative support and services comparable to the level being provided as of the date hereof.
6.	Stock Options.
     (a) Attached hereto as Exhibit B is a schedule of all outstanding stock options previously granted (and not yet exercised) to the Executive by the Company or a predecessor as of December 28, 2009 (the “Stock Options”). From the date hereof through the Separation Date, the Stock Options shall continue to vest in accordance with the governing terms of the applicable stock plan and/or the option agreement or other award documentation governing such Stock Options.
     (b) Notwithstanding any provision of the Employment Agreement or any stock plan or agreement evidencing a Stock Option, upon the Separation Date (and immediately prior to the termination of the Executive’s employment) each Stock Option shall, to the extent not theretofore vested, become fully vested and exercisable.
     (c) Following the Separation Date, the Executive shall be entitled to exercise each Stock Option, in whole or in part. until the earlier of (i) three years following June 8, 2010 and (ii) the expiration of the maximum term of such Stock Option. The Company shall permit the Executive to elect to net-exercise all such Stock Options (for both exercise prices and taxes) throughout the above-described period. The Company shall also take such actions as are necessary to permit the Executive unrestricted resale of shares acquired pursuant to such Stock Options and the Stock Awards described in Section 7 hereof (including maintaining the effectiveness of a Form S-8 or similar form and a resale prospectus with respect to such equity awards).
7.	Restricted Stock. Attached hereto as Exhibit C is a schedule of all outstanding and unvested restricted stock unit awards previously granted to the Executive by the Company or a predecessor as of December 28, 2009 (the “Stock Awards”), provided, however, that the final number of shares available pursuant to the Performance Based Restricted Stock Unit Award identified in Exhibit C (“PBRSUs”) shall be determined (and increased or decreased, as the case may be) by the attainment of the applicable performance goals. From the date hereof through the Separation Date, the Stock Awards shall continue to vest in accordance with the governing terms of the applicable stock plan or award documentation governing such Stock Awards. Notwithstanding any provision of the

Employment Agreement or any stock plan or agreement evidencing a Stock Award, as of the Separation Date, each Stock Award (including “Earned PBRSUs” as determined in accordance with the terms of the PBRSU grant) shall, to the extent not theretofore vested, become fully vested and the Company shall deliver to the Executive shares in respect of each such award.
8.	Final Salary and Paid Time Off. On the first regular Company payday immediately following the Separation Date, the Executive shall receive payment with respect to any accrued paid time off rights, including but not limited to, pay for the vacation the Executive had earned and not used as of the Separation Date determined in accordance with Company policy and as reflected on the books of the Company.
9.	Severance Benefits. In the event that prior to June 8, 2010, the Company has publicly announced a transaction which would constitute a Change in Control (as defined in the Employment Agreement), then the Company shall pay to the Executive the cash severance payment described in Section 5(a) of the Employment Agreement only upon the consummation of such Change in Control (and otherwise in accordance with the provisions of the Employment Agreement). No payment will be due to the Executive if such transaction is not consummated.
10.	Non-Competition. The Executive affirms that those provisions of Section 6 of the Employment Agreement shall continue to apply in accordance with their terms for the one year period following the Separation Date.
11.	Mutual Release of Claims.
     (a) In consideration of the Company’s promises in this Agreement, Executive hereby knowingly and voluntarily releases and forever discharges the Company and each of its parents, subsidiaries and affiliates, together with all of their respective current and former principals, officers, directors, agents, representatives and employees, and each of their successors and assigns (collectively, the “Company Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Company Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive signs this Agreement (the “General Release”). This General Release of Claims shall, except as set forth below, apply to any Claim of any type, including, without limitation and by way of example only, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Massachusetts Fair Practices Act, Mass. Gen. L. ch. 151B and Mass. Gen. L. ch. 149, §§ 24A-24J, the Massachusetts Civil Rights Act, and the Massachusetts Equal Rights Law,

each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Company Releasees and Executive, including, without limitation, the Employment Agreement, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment, or the termination of Executive’s employment, with the Company; provided, however, that nothing contained in this General Release shall (i) release any claim that cannot be waived under applicable law, (ii) release Executive’s rights to any benefits under any employee benefit plan of the Company or an affiliate, with respect to those Stock Options or Stock Awards specifically listed in this Transition Agreement, or with respect to health care continuation under COBRA, (iii) release any entitlement to or with respect to indemnification which the Executive may have pursuant to Section 7 of the Employment Agreement, as provided in Section 13 below, or pursuant to the Company’s bylaws, any policy of insurance maintained by the Company or otherwise under law, or (iv) be construed to release the Executive’s rights under this Agreement or be construed to prohibit or restrict in any manner the Executive from bringing appropriate proceedings to enforce this Agreement. Executive acknowledges that his execution of the Transition Agreement terminates any claims he previously held to any and all equity, compensation, and employee benefits, other than those specifically identified in this Transition Agreement.
(b) In consideration of the Executive’s promises in this Agreement, the Company, on behalf of itself and each of its parents, subsidiaries and affiliates, and each of their successors and assigns, hereby knowingly and voluntarily releases and forever discharges Executive from any and all Claims, which it ever had, now has, or may hereafter claim to have against Executive by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company signs this Agreement (the “Company Release”), including, without limitation, all Claims of any type that the Company have against Executive under any federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between Executive and any Company Releasee, including, without limitation, the Employment Agreement, and any and all Claims in connection with, related to or arising out of Executive’s employment, or the termination of Executive’s employment, with the Company; provided, however, that nothing contained in this Company Release shall release Executive from the Non- Competition provisions of Section 6 of the Employment Agreement, in accordance with Section 10 above, or from Executive’s obligations under the Employee’s Proprietary Information and Inventions Agreement, effective June 1, 1989, entered into by the Executive and Biogen Inc. (the “Proprietary Information and Inventions Agreement”).
(c) Additionally, the Executive and the Company, on behalf of itself and each of its parents, subsidiaries and affiliates, and each of their successors and assigns, hereby agree to execute the Mutual Release and Waiver attached as Exhibit D on the Separation Date. If the Executive timely delivers the Mutual Release and Waiver, the Executive will be entitled to the benefits described in Section 5(d) of this Agreement. Absent satisfaction of the provisions of the foregoing sentence, the Executive is not entitled to the benefits described in Section 5(d) of this Agreement. For the avoidance of doubt, the Executive’s entitlement to the benefits described in Section 5(d) of this Agreement is conditioned solely upon the Executive’s execution of the Mutual Release and Waiver attached as Exhibit D and is not conditioned on the Company’s execution of such release and waiver. The Company and the Executive further agree that the Mutual Release and Waiver attached as Exhibit D shall only be effective with respect to either party if it is executed by both parties.
12.	Withholding. All payments made by the Company to the Executive under this Agreement shall be subject to applicable tax withholding.
13.	Indemnification. The Company agrees to provide the Executive with the indemnification, insurance, expense advancement and other rights set forth in Section 7 of the Employment Agreement, except that to the extent permitted by law, the Company’s expense advancement obligations thereunder shall be unconditional.
14.	Legal Fees. The Company shall pay, or reimburse the Executive for the legal fees, charges and disbursements of the Executive’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) incurred in connection with the negotiation and execution of this Agreement. Such reimbursement or payment shall be made by the Company within ten business days of the Executive’s or Skadden’s submission to the Company of an invoice or invoices in Skadden’s customary form, which submission shall be made no later than thirty (30) days after the Effective Date. In the event that the Executive recognizes income with respect to such legal fee reimbursement, the Company shall pay to the Executive an additional amount such that the Executive is in the same after-tax position he would have been in had no income been recognized with respect to such reimbursement. Such tax reimbursement (and any related tax gross-up) shall be paid not later than 60 days following the date the applicable tax is paid by the Executive. The Company further agrees to pay or reimburse the Executive, in the manner set forth in this Section 14, for reasonable legal fees incurred by the Executive following the Effective Date in connection with the matters covered by this Agreement.
15.	Consultation with Attorney; Voluntary Agreement. Executive understands and agrees that Executive has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 11 above, with an attorney. Executive also understands and agrees that Executive is under no obligation to consent to the General Release set forth in Section 11 above. Executive represents that he has read this Agreement, including the General Release set forth in Section 11 and understand its terms and that Executive enters into this Agreement freely, voluntarily, and without coercion.
16.	Effective Date; Revocation. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 11 above, although Executive may sign and return it sooner if Executive so desires. Executive further acknowledges and represents that Executive has been advised by the Company that Executive has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if Executive wishes to revoke this Agreement, he must do so in a writing, signed by Executive and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following Executive’s execution of this Agreement (the “Effective Date”). Executive further acknowledges and agrees that, in the event that Executive revokes this Agreement, it shall have no force or effect.
17.	Miscellaneous.
     (a) Except as modified hereby, the Employment Agreement shall remain in effect in accordance with its terms; provided, however, that the provisions of Section 5 of the Employment Agreement shall not apply except as explicitly provided in this Agreement. In the event the terms of this Agreement conflict with the terms of the Employment Agreement, this Agreement shall control. For the avoidance of doubt, the terms of this Agreement set forth the parties’ final agreement with respect to the termination of the Executive’s employment with and service to the Company and the obligations of the parties in connection with such termination.
     (b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and the authorized designee of the Board. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
     (c) The Company and the Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Internal Revenue Code Section 409A and that each party’s tax reporting shall be completed in a manner consistent with such view. The Executive and the Company hereby further agree that in the event that any payment or benefit made or provided to the Executive in connection with his service to the Company results in the imposition of an excise tax pursuant to Section 4999 of the Internal Revenue Code, the Executive shall be entitled to the payment described in Section 5(f) of the Employment Agreement, which shall be paid in the manner set forth therein.
     (d) The parties agree that the Executive’s Proprietary Information and Inventions Agreement shall remain in effect in accordance with its terms.
     (e) The Executive agrees to return to the Company, on the Separation Date or immediately thereafter, all files, records, documents, reports, computers, and other property of the Company in his possession or control and he further agrees that he will not keep, transfer or use any copies or excerpts of the foregoing items.

     (f) The Executive agrees that during his employment and from and after the Separation Date, he will make himself available to the Company to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which he was involved during his employment, including any threatened or actual litigation concerning the Company, and make himself reasonably available to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company agrees to reimburse the Executive for the actual out-of- pocket expenses incurred by him as a result of complying with this provision, subject to submission to the Company of documentation substantiating such expenses as the Company may require. The Executive’s obligations under this Section 17(f) after the Separation Date shall be conditioned upon the Company’s execution of the Mutual Release and Waiver attached as Exhibit D.
     (g) This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.
     (h) The Company agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive. Further, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or any affiliate, or otherwise.
     (i) The Company and the Executive agree that the text set forth on Exhibit E hereof shall be used by the Company for the press release announcing this Agreement and the Transition Period with respect to the Executive.
     (j) The Company and the Executive agree that, in the event of a dispute with respect to the provisions of this Agreement, the dispute resolution provisions of Section 8 of the Employment Agreement shall apply, except that the Company shall pay the Executive’s reasonable legal fees incurred in connection with his enforcement of his rights hereunder.
     (k) In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
     (l) This Agreement shall he governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to its choice of law rules. The parties hereby consent to submit to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement.
18.	Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service or deposited in the

United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

James C. Mullen	Biogen Idec Inc.

/s/ James C. Mullen 1/4/10	/s/ William D. Young 1/4/10
Date	Date

EXHIBIT A
As of December 28, 2009
The contents of this exhibit are for informational purposes only and shall not be construed to limit or reduce the entitlements of the Executive to benefits under the terms of any benefit plan or program of the Company, as modified by this Agreement.
401(k) Savings Plan
Supplemental Savings Plan
Employee Stock Purchase Plan
Disability Benefits
Life and Accidental Death & Dismemberment Insurance
Business Travel Accident Insurance
Medical Benefits, Dental Benefits, and Wellness & Fitness Programs
Career Policy (including, but not limited to, tuition reimbursements and service awards)
Tax and Financial Planning Reimbursement
Vacation Policy

EXHIBIT B
As of December 28, 2009
The contents of this exhibit are for informational purposes only and shall not be construed to limit or reduce the entitlements of the Executive to benefits under the terms of any benefit plan or program of the Company, as modified by this Agreement.

	Exercise	Options	Options	Options	Options
Grant Date	Price	Granted	Vested	Unvested	Outstanding
06/16/2000	$51.85	287,500	287,500	0	287,500
12/14/2001	$49.03	402,500	402,500	0	402,500
02/17/2005	$67.57	325,000	325,000	0	325,000
02/07/2006	$44.59	240,000	60,000	60,000	120,000 [1]
02/13/2007	$49.17	210,000	105,000	105,000	210,000
02/13/2008	$63.24	166,100	41,525	124,575	166,100
02/25/2009	$50.55	131,530	0	131,530	131,530
Total		1,762,630	1,221,525	421,105	1,642,630

[1]	120,000 options have been exercised.

EXHIBIT C
As of December 28, 2009
The contents of this exhibit are for informational purposes only and shall not be construed to limit or reduce the entitlements of the Executive to benefits under the terms of any benefit plan or program of the Company, as modified by this Agreement.
Restricted Stock Unit Grant History

Grant Date	RSUs Awarded	RSUs Unvested
02/13/2007	70,000	23,333
02/13/2008	59,300	39,533
02/25/2009	49,455	49,455
Total	178,755	112,321
Performance-Based Restricted Stock Unit Award History

Grant Date	Granted PBRSUs[2]
02/25/2009	49,455

[2]	The final number of PBRSUs which have been granted and will vest may change depending on and subject to both (i) the extent to which the established performance goals have been achieved and (ii) the corporate multiplier determined by the Board.

EXHIBIT D
MUTUAL RELEASE AND WAIVER
     MUTUAL RELEASE AND WAIVER AGREEMENT (this “Release Agreement”), dated as of [DATE], between Biogen Idec Inc. (the “Company”) and James C. Mullen (the “Executive”), dated as of [DATE].
     WHEREAS, the Company and Executive are parties to a Transition Agreement dated [DATE] (the “Transition Agreement”); and
     WHEREAS, Executive’s service to the Company pursuant to the Transition Agreement terminated as of [DATE];
     WHEREAS, the parties have agreed in the Transition Agreement to execute this Release Agreement and have conditioned the receipt of certain benefits under the Transition Agreement upon the Executive’s execution of this Release Agreement on the Separation Date (as defined in the Transition Agreement);
     NOW, THEREFORE, in consideration of the promises and of the releases, representations, and obligations contained herein, the parties hereto agree as follows:
          1. Mutual Release of Claims.
               In consideration of the Company’s promises in this Release Agreement, Executive hereby knowingly and voluntarily releases and forever discharges the Company and each of its parents, subsidiaries and affiliates, together with all of their respective current and former principals, officers, directors, agents, representatives and employees, and each of their successors and assigns (collectively, the “Company Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive signs this Release Agreement (the “General Release”). This General Release of Claims shall, except as set forth below, apply to any Claim of any type, including, without limitation and by way of example only, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Massachusetts Fair Practices Act, Mass. Gen. L. ch. 151B and Mass. Gen. L. ch. 149, §§ 24A-24J, the Massachusetts Civil Rights Act, and the Massachusetts Equal Rights Law, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releases and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment or transition period, or the termination of Executive’s employment or transition period, with the Company; provided, however, that nothing contained in this General Release shall (i) release any claim that cannot be

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waived under applicable law. (ii) release Executive’s rights to any benefits under any employee benefit plan of the Company or an affiliate, with respect to those Stock Options or Stock Awards specifically listed in the Transition Agreement, or with respect to health care continuation under COBRA, (iii) release any entitlement to indemnification which Executive may have pursuant to Section 7 of the Employment Agreement between Executive and the Company originally dated June 20, 2003 (as amended, the “Employment Agreement”), as provided in Section 13 of the Transition Agreement, or pursuant to the Company’s bylaws, any policy of insurance maintained by the Company or otherwise in accordance with law, or (iv) be construed to release the Executive’s rights under this Release Agreement or the Transition Agreement or to prohibit or restrict in any manner the Executive from bringing appropriate proceedings to enforce his rights under the Transition Agreement or this Release Agreement. Executive acknowledges that his execution of the Transition Agreement and this Release Agreement terminates any claims he previously held to any and all equity, compensation, and employee benefits, other than those specifically identified in the Transition Agreement.
               In consideration of the Executive’s promises in this Release Agreement, the Company, on behalf of itself and each of its parents, subsidiaries and affiliates, and each of their successors and assigns, hereby knowingly and voluntarily releases and forever discharges Executive from any and all Claims, which it ever had, now has, or may hereafter claim to have against Executive by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company signs this Release Agreement (the “Company Release”), including, without limitation, all Claims of any type that the Company have against Executive under any federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between Executive and any Company Releasee, including, without limitation, the Employment Agreement, and any and all Claims in connection with, related to or arising out of Executive’s employment or service to, or the termination of Executive’s employment or service with, the Company; provided, however, that nothing contained in this Company Release shall (i) release Executive from the Non-Competition provisions of Section 6 of the Employment Agreement, in accordance with Section 10 of the Transition Agreement, or from Executive’s obligations under the Proprietary Information and Inventions Agreement, or (ii) be construed to prohibit the Company from bringing appropriate proceedings to enforce this Release Agreement.
               2. Consultation with Attorney; Voluntary Agreement. Executive understands and agrees that Executive has the right and has been given the opportunity to review this Release Agreement with an attorney. Executive also understands and agrees that Executive is under no obligation to consent to this Release Agreement. Executive represents that he has read this Release Agreement and understand its terms and that Executive enter into this Agreement freely, voluntarily, and without coercion.
               3. Effective Date. Executive acknowledges and represents that he has been given reasonable time to review and consider the provisions of this Release Agreement. This Release Agreement shall become effective upon Executive’s execution below (subject to the provisions of Section 8 below), which shall occur on the Separation Date (as defined in the Transition Agreement).
               4. Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release Agreement shall not in any way be affected or impaired thereby.

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               5. Governing Law. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to its choice of law rules. The parties hereby consent to submit to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts for any actions, suits or proceedings arising out of or relating to this Release Agreement.
               6. Headings. All descriptive headings in this Release Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Release Agreement.
               7. Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
               8. Effectiveness of Release Agreement. It is expressly agreed by the Company and the Executive that the provisions of this Release Agreement shall be null and void and of no force or effect unless the Release Agreement is executed by both the executive and the Company.
          IN WITNESS WHEREOF, the Company and Executive have executed this Release Agreement, on the date and year set forth below.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

James C. Mullen	Biogen Idec Inc.

Date	Date
[To be signed on the Separation Date]	[To be signed on the Separation Date]

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